Exhibit 10.3

DATED Thirty First March 1995

RAILTRACK PLC

to

BR TELECOMMUNICATIONS LIMITED

DEED OF GRANT

in respect of easements over certain

property of Railtrack PLC

Bird & Bird

90 Fetter Lane

London EC4A 1JP

Tel: 071-242-6681

THIS DEED made the 31st day of March 1995

BETWEEN:

(1)	RAILTRACK PLC (Company registration No. 2904587) whose registered office is at 40 Bernard Street London WC1N 1BY (“the Grantor”) and

(2)	BR TELECOMMUNICATIONS LIMITED whose registered office is at Euston House 24 Eversholt Street London NW1 1DZ (“BRT”)

WITNESSES as follows:

A.1	In consideration of the following covenants by BRT and so as to benefit BRT’s Property and every part thereof and to bind the Easement Land and every part thereof the Grantor grants to BRT the Rights to hold them to BRT for the Term as an appurtenance to BRT’s Property and undertaking from time to time YIELDING AND PAYING throughout the Term without deduction withholding or set-off (save as by statute required):

A.1.1	by way of rent the sums specified in Clause 6.1.1

A.1.2	all other payments to be made to the Grantor pursuant to this Deed (and by way of additional rent where so specified)

B.	BRT covenants with the Grantor to observe and perform the provisions of this Deed on the part of BRT to be observed and performed

C.	The Grantor covenants with BRT to observe and perform the: provisions of this Deed on the part of the Grantor to be observed and performed

D.	This Deed incorporates Clauses 1 to 12 inclusive below and the following Schedules

IN WITNESS whereof the parties hereto have duly executed this Deed and have delivered it the day and year first before written

1.	Definitions

In this Deed:

1.1 “Act”	includes every existing or future Act of Parliament and every existing or future instrument, scheme, rule, regulation, bye-law, order, code of practice, notice, direction, licence, consent or permission made or given under any of them and reference to an Act includes any amendment, extension or re-enactment of it for the time being in force

1.2 “Adjacent Property”	means all or any part of the land, buildings, structures or other works (including railway track and other rail infrastructure) not included in the Installation but for the time being adjoining, above, below or near the, Installation and whether or not belonging to the Grantor

1.3 “Basic Rate”	means the base lending rate for the time being of such London Clearing Bank as the Grantor may from time to time prescribe in writing Provided that if for any reason it is impossible or impracticable to ascertain the base lending rate of any London Clearing Bank then the Basic Rate means the rate of interest from time to time reasonably prescribed in writing by the Grantor as reasonably equivalent to it

1.4 “BRT”	shall where the context so admits include its successors in title, assigns, employees, authorised agents and grantees of rights derived from those granted to BRT under this Deed

1.5 “BRT Apparatus”	means all telecommunication apparatus used by BRT at the date of this Deed or subsequently laid, installed, or mounted by BRT pursuant to this Deed including for the avoidance of doubt and where the context so admits BRT Installed Ducts BRT Owned Apparatus and Leased Cable but excluding any such apparatus which is subsequently abandoned by BRT

1.6 “BRT Installed Ducts”	means any Ducts which may at any time after the date hereof be laid, installed or mounted by BRT pursuant to this Deed but for the avoidance of doubt excludes any Ducts existing on 1st April 1994 that may be repaired or renewed by BRT

1.7 “BRT Owned Apparatus”	means any BRT Apparatus excluding Leased Cable and Ducts

1.8 “BRT’s Property”	means all freehold and leasehold property and any other interests in land belonging to BRT including for the avoidance of doubt as at the date hereof those areas of land situated at the locations listed in the First Schedule and marked for the purposes of information only on the plan annexed to this Deed

1.9 “BRT’s Surveyor”	means the person from time to time appointed by BRT to act as its Surveyor in respect of matters relating to this Deed and may be a person employed by or otherwise connected with BRT or any Group Company of BRT

1.10 “Business Day”	means Monday to Friday every week of the year, but excludes bank and public holidays in any part of Great Britain

1.11 “Cable”	means all or any part of any wire, cable, optical fibre or the like (including its immediate casing or coating) which is designed or adapted for use in the running of a telecommunication system laid or to be laid in the Ducts pursuant to this Deed

1.12 “this Deed”	means this Deed and any document expressed to be supplemental to this Deed or granted pursuant to this Deed

1.13 “Ducts”	means all or any part of pipes, conduits and relevant conducting media, the cable ducts, troughs, tubes, channels, cable trays, trunking or risers from time to time on or in the Grantor’s Land used by BRT at 1st April 1994 or to be used by BRT pursuant to this Deed

1.14 “the Easement Land”	means those parts of the Grantor’s Land being the line of route in, on, under, through or over which the Installation is and/or is (pursuant to any alteration or addition from time to time carried out by BRT and (so far as required) approved by the Grantor pursuant to Clause 6.8.1 or directed to be carried out pursuant to Clause 6.8.2) to be or may be from time to time laid, installed or mounted pursuant to this Deed but excluding all airspace (save so far as it is or is to be or may be occupied by any part of the Installation)

1.15 “Electrical Isolation”	means the electrical isolation of any part of the Grantor’s railway

1.16 “Environmental Damage”	means any injury or damage to persons, living organisms or property (including offence to man’s senses) or any pollution or impairment of the environment resulting from the discharge, emission, escape or migration of any substance, energy, noise or vibration

1.17 “Existing Agreements”	means the Managed Contracts, Mercury Wayleaves and Relevant Contracts as these are defined in the Management Agreement

1.18 “Grantor”	shall (where the context so admits) include its successors in title and assigns, those deriving title through or under it or them, the person for the time being entitled to the reversion immediately expectant on the determination of the Term, its authorised employees and agents

1.19 “Grantor’s Installation”	means any telecommunication apparatus (including Cable) laid, installed or mounted in, on, under or over the Easement Land which does not form part of the Installation

1.20 “Grantor’s Land”	means all the freehold and leasehold property in England and Wales (being for the avoidance of doubt land and (in addition to land) buildings, structures (including poles, masts and other overhead line equipment) and works in, on, under or over land, formation, earthworks, culverts, drains, bridges, tunnels, viaducts, embankments, means of enclosure, retaining walls and accommodation works and land covered by water) and any other interests in land belonging to the Grantor as at the date hereof

1.21 “the Grantor’s Surveyor”	means the person from time to time appointed by the Grantor to act as its Surveyor in respect of matters relating to this Deed and may be a person employed by or otherwise connected with the Grantor or any Group Company of the Grantor

1.22 “Group Company”	means any company which for the time being is a member of the same group of companies (within the meaning given to that expression in s.42 Landlord and Tenant Act 1954) as the Grantor or BRT (as the case may be) other than a company which is at any time or was at any time the grantee or an assignee of any of the Existing Agreements and (for the avoidance of doubt) whether or not such Existing Agreements shall still subsist at any relevant time

1.23 “Installation”	means all or any part of the BRT Apparatus and any other related telecommunication apparatus

1.24 “Leased Cable”	means BRT Apparatus which will be or is at any time part of the subject matter of an agreement made between the parties whereby the relevant telecommunications apparatus is leased to BRT by the Grantor

1.25 “line of route”	means:

(a)    Those parts of the Grantor’s Land in, on, under, through or over which the Installation passes or upon which it is situated together with those parts that provide connections between the Installation and BRT Apparatus situated on other land

(b)    (For the provision of agreed future routes and locations for BRT Apparatus) those parts of the Grantor’s Land not within (a) above that comprise a series of longitudinal strips of land each strip being 9 inches in width situated 10 inches from one boundary between the Grantor’s Land and other land (or as close to that routing as possible if any such longitudinal strip is obstructed by any building or structure)

1.26 “Line Possession”	means a period of time during which BRT or its officers or duly authorised agents is or are to have access to the area on or about railway tracks on the Grantor’s Land for the purposes of this Deed

1.27 “Management Agreement”	means the agreement of the same date as this Deed made between the parties hereto in connection with the management and operation of the Existing Agreements

1.28 “Manholes”	means the manholes and joint bays constructed or to be constructed pursuant to this Deed

1.29 “Perpetuity Period”	means the period of eighty years from the date of this Deed and which period shall be the perpetuity period applicable to this Deed

1.30 “Planning Acts”	means the Town and Country Planning Act 1990, the Planning (Hazardous Substances) Act 1990 and the Planning (Consequential Provisions) Act 1990, the Planning and Compensation Act 1991, the Local Government Planning and Land Act 1980, the Local Government (Miscellaneous Provisions) Act 1982 and any Act for the time being in force of a similar nature and any laws and regulations intended to control or regulate the construction, demolition, alteration or change of use of land or buildings or to preserve or protect the environment or the national heritage

1.31 “Railway Disruption”	means effecting single line or other modified working or the slackening of traffic upon the Grantor’s railway and any act omission or event which requires the interruption of and/or interference with rail traffic upon the Grantor’s railway

1.32 “the Register”	means the record maintained by the parties pursuant to Clause 9.4 identifying the Easement Land and the location of the Installation

1.33 “Rights”	means the rights and easements granted to BRT by the Grantor as specified in Clause 3

1.34 “telecommunication apparatus”	shall have the meaning contained in paragraph 1 of the Telecommunications Code (Schedule 2 to the Telecommunications Act 1984)

1.35 “telecommunication system”	shall have the meaning contained in Section 4 of the Telecommunications Act 1984

1.36 “Term”	means the term or terms created by this Deed and (subject to the provisions for earlier determination herein contained) shall be:

to the extent that the Grantor’s own interest in any of the Easement Land or the Rights is either an estate in fee simple absolute in possession or a term of years absolute having at 1st April 1994 an unexpired residue of more than 125 years, a term of 125 years from (and including) 1st April 1994;

and in any other case a term (not exceeding 125 years less 3 days) from (and including) 1st April 1994 equal in length to the then unexpired residue of the term held by the Grantor in such part of the Easement Land or the Rights less 3 days

1.37 “Value Added Tax”	means value added tax as provided for in the Value Added Tax Act 1994 and legislation supplemental thereto or replacing, modifying or consolidating such legislation and any reference to “VAT” shall be construed accordingly

1.38 “Works”	means the works referred to in Clause 4

2.	Interpretation

In this Agreement:

2.1 if at any time either the Grantor or BRT consist of more than one person then their respective obligations can be enforced against those constituent persons jointly and against each individually

2.2 every obligation in this Deed which prohibits a party from doing something includes as obligation by that party not to permit or suffer that thing to be done

2.3 references in this Deed to costs of the Grantor or BRT include reasonable and proper in-house or administrative costs

2.4 “person” includes any firm, body, company or corporation or any other individual authorised by any such firm, body, company or corporation

2.5 words importing the neuter gender only shall include the masculine or feminine gender (as the case may be) and words importing the masculine gender only shall include the feminine and vice versa

2.6 words importing the singular number shall include the plural number and vice versa

2.7 references to Clauses and Schedules are to the clauses in and schedules to this Deed

2.8 the clause headings appearing in this Deed are for convenience only and do not form part of the text of this Deed and shall not affect the construction of this Deed

3.	The Rights

In this Agreement “the Rights” means:

Subject to the Existing Agreements and so far as the Grantor can lawfully grant the same and subject to and conditional upon compliance with the provisions of this Deed and subject to variation pursuant to Clause 5.2 and subject to the rights of any person not a party to this Deed and in common with the Grantor and any person deriving title through or under it or them or authorised by any of them or (where appropriate) otherwise entitled:

3.1 The right for BRT to enter upon the Grantor’s Land with or without workmen, vehicles, plant, machinery and equipment to exercise the Rights and to carry out the Works on the Easement Land subject to the following requirements (which BRT covenants shall be complied with):

3.1.1 the Works shall be carried out in a good and workmanlike manner;

3.1.2 access to the Easement Land shall be over such route over the Grantor’s Land as the Grantor shall reasonably require;

3.1.3 in the case of any proposed new Installation the Installation shall be laid, installed or mounted over such route as shall first be approved by the Grantor such approval not to be unreasonably withheld or delayed;

3.1.4 entry shall be effected and the Works shall be carried out at such time as is reasonable and in such manner as is reasonable in all circumstances causing as little damage and disturbance as is reasonably possible and BRT shall make good any damage so done without delay and in a good and workmanlike manner;

3.1.5 compliance with railway group standards as amended from time to time other relevant safety and operating standards and published rules relating to railway access and operation in force from time to time (as regards length of notice and otherwise, BRT being responsible for compliance with such standards);

3.1.6 compliance with the requirements (both as to timing and otherwise) from time to time prescribed pursuant to the Second Schedule hereto;

3.1.7 without prejudice to the foregoing, compliance with the Grantor’s reasonable requirements of which written notice is from time to time given to BRT;

3.1.8 that save in emergency BRT shall pre-plan the Works so as to maximise the period of notice given for any requisite Line Possession or Electrical Isolation;

3.1.9 in relation to entry upon any part of the Grantor’s Land which is from time to time subject to a lease or underlease or other agreements creating an occupational interest granted by the Grantor to an independent third party (and in addition to and not in substitution for the foregoing) BRT shall: -

3.1.9.1 (except in emergency or in instances of non-routine maintenance when the maximum practicable notice shall be given) give not less than 14 days prior written notice to the occupant(s) or such longer period of notice to which the occupant(s) may be entitled under the terms of the relevant agreement (and details of which the Grantor shall promptly provide to BRT upon specific written request to the Grantor for such information);

3.1.9.2 comply at BRT’s expense with the occupant’s reasonable requirements in relation to safety or security and give due consideration to the occupant’s representations regarding the impact on its operations of such entry and any Works to be carried out;

3.1.9.3 in the exercise of such right cause as little damage and inconvenience as is reasonably practicable to the occupant(s) making good all damage caused in the exercise of such right

3.1.10 any new Installation shall be laid, installed or mounted by BRT within the Perpetuity Period

3.2 The right for BRT to use the Installation for the purpose of its telecommunication system and, without prejudice to the generality of the foregoing, for the purpose in particular of its undertaking (as established pursuant to the provisions of the Railways Act 1993)

3.3 The right for BRT to use for the passage of electricity and any other services required by BRT for consumption by the Installation all ducts, troughs, conduits, mains, pipes, wires (whether or not overhead), lines and cables and other conducting media now or later laid now or within the Perpetuity Period in, on, under, through or over the Easement Land or in, on, under, through or over any other property across which the Grantor shall have sufficient rights and to connect in to them in a manner and location previously approved in writing by the Grantor (such approval not to be unreasonably withheld) subject to BRT causing as little damage, disturbance and inconvenience as possible and forthwith making good all damage so caused

3.4 The right of support for the Installation from the Easement Land but (without prejudice to Clause 3.1) excluding as a natural incident of the grant pursuant to this Clause 3.4 any right to enter the Easement Land and excluding support from mines and minerals under the Grantor’s Land and Adjacent Property to the extent that rights to work such mines and minerals are reserved to persons other than the Grantor

3.5 The right in relation to the Easement Land to take such steps or actions as may be necessary or desirable in order to fulfil the obligations on the part of the grantor or licensor in the Existing Agreements, subject to the provisions contained in this Deed but (without prejudice to Clause 3.1) excluding as an incident of this grant any right to enter the Easement Land

3.6 The right for BRT to grant to third parties such lights for commercial activities connected with telecommunications (as that phrase is defined in Section 4 of the Telecommunications Act 1984) over or in relation to the Rights of a nature and type similar to those granted to BRT under this Deed as BRT shall consider apposite (but which shall not be more extensive than the Rights) and which shall not be in breach or cause of a breach of any of the covenants conditions and obligations on the part of the Grantor or British Railways Board or its predecessors in title under the terms of the Existing Agreements) and, to the extent only that the grant by BRT of such rights shall or may purport to grant access to the Grantor’s Land as the Grantor shall approve (such approval not to be unreasonably withheld or delayed), but so that the exercise of this right:

3.6.1 is subject to and in accordance with the provisions of Clause 6 and

3.6.2 (without prejudice to Clause 3.1) excludes as an incident of such a grant any right to enter the Easement Land

4.	The Works

In this Agreement “the Works” means:

4.1 The opening of the surface of the Easement Land and the making of such excavations as may be necessary for the purpose of laying the BRT Installed Ducts

4.2 The laying of the BRT Installed Ducts and the construction of the Manholes

4.3 The installation of the BRT Apparatus within the Ducts and/or BRT Installed Ducts and such works as may be necessary to lay, install or mount BRT Apparatus in, on, under, through or over the Easement Land

4.4 Any works required to be carried out pursuant to Clause 6.8.2

4.5 Inspection, cleaning, maintenance, adjustment, repair and (so far as permitted by this Deed) alteration, addition to, renewal, removal and extension of the Installation

4.6 Survey of the Grantor’s Land in respect of existing or prospective new Installation

4.7 Any other thing which ought to be done on the Easement Land by way of compliance with BRT’s obligations under the Management Agreement, for so long as this shall subsist and so far as it relates to the Easement Land or as may be necessary or desirable in order to fulfil the obligations on the part of the grantor ox licensor in the Existing Agreements

5.	The Reservations

There are excepted and reserved:

5.1 To the Grantor and any person deriving title through or under it or them or authorised by any of them or (where appropriate) otherwise entitled full right and liberty from time to time to (and to authorise others to) develop, build, renew, repair, alter or execute any other works (including demolition) at any Adjacent Property and to use or otherwise deal with any Adjacent Property for any purpose and in any manner whatsoever Provided That (except by way of the carrying on by the Grantor of its undertaking in exercise of and subject to its statutory and common law obligations) there shall be no derogation from the grant of the Rights to BRT or material adverse interference with the exercise of the Rights by BRT pursuant to this Clause 5.1

5.2 To the Grantor the right during the Perpetuity Period at any time and from time to time by notice in writing to BRT (but following consultation with BRT for such period as is reasonable in all the circumstances and taking into account its reasonable representations) to vary, reduce, modify or extinguish any of the Rights provided that:

5.2.1 the Grantor shall during the Perpetuity Period grant to BRT such alternative rights and facilities as may in the circumstances be necessary;

5.2.2 such alternative rights and facilities shall be reasonably comparable to those proposed to be affected and shall not (either in the exercise of the Rights or the execution of the Works) render materially more expensive or less convenient the exercise of the Rights or the execution of the Works;

5.2.3 these arrangements shall be subject to the application of railway group standards as amended from time to time and other relevant safety and operating standards where applicable and to the Grantor causing as little inconvenience as is reasonably practicable to BRT

5.3 To the Grantor the right for the Grantor and those from time to time authorised by it to carry out any works which in the reasonable opinion of the Grantor are either necessary for the proper operation of the Grantor’s undertaking or are required for any other purpose including without limitation (but subject to Clause 7.6) the right to carry out works analogous to the Works including the installation of the Grantor’s Installation within the Ducts (to the extent that the Ducts are capable of receiving it) without causing electrical or other interference with the operation of any BRT Apparatus or other telecommunication apparatus forming part of the Installation at the time such works are carried out, such rights in the case only of works of new Installation (not being renewal) being exercisable where practicable in accordance with a programme of works first notified in wiring by the Grantor to BRT

5.4 To the Grantor (subject to Clause 7.6 and the provisions of the Management Agreement for so long as this shall subsist):

5.4.1 the right for the Grantor and any person deriving title through or under it or them or authorised by any of them or (where appropriate) otherwise entitled, to use the Ducts the Manholes and the Grantor’s

Installation for any purpose (which may include for the purpose of its or their telecommunication system)

5.4.2 the right of support for the Grantor’s Installation from the Installation

5.4.3 the right for the Grantor and any person deriving title through or under it or them or authorised by any of them or (where appropriate) otherwise entitled to grant for commercial activities connected with telecommunications (as that phrase is defined in section 4 of the Telecommunication Act 1984) to third parties rights over the subject matter of this Clause 5 of a nature and type as the Grantor shall reasonably consider appropriate but which shall not be more extensive than the rights reserved to the Grantor

5.5 To the Grantor (subject to Clause 7.6) the right to authorise others to work to any extent any mines and minerals in and under the Easement Land or any Adjacent Property

5.6 To the Grantor the benefit of the Existing Agreements

5.7 The right to take such steps or actions as may be necessary or desirable in order to enable the Grantor to carry out all of the functions which were delegated to and to fulfil all of the obligations which were imposed upon BRT under the Management Agreement in the event that this shall cease to subsist

5.8 If the Grantor should be aware of the existence of any Installation and causes material damage to it or any part of it in the exercise of the above rights the Grantor shall pay to BRT a reasonable sum (not exceeding the reasonable cost of making good the said damage) in respect of the said damage (taking into account any sum paid or payable by BRT under any other provision to this deed and concerning the same subject matter) such sum to be agreed or, If the parties cannot agree, to be determined in accordance with the provisions of clause 9.1

5.9 For the purposes of clause 5.8 the Grantor shall be deemed to be aware of the existence of Installation of which BRT confirms the existence within 20 working days of enquiry by or on behalf of the Grantor (or such shorter period as may be reasonably practicable in the case of either an emergency or any non-routine requirement)

5.10 For the avoidance of doubt Value Added Tax shall only be included as part of such reasonable costs to the extent that the Grantor cannot obtain a full credit for such Value Added Tax pursuant to Section 26 of the Value Added Tax Act 1994

5.11 In the event that the Grantor (either on its own behalf or on behalf of any third parties) seeks to make use of any BRT Installed Ducts the Grantor shall first obtain the consent of BRT (such consent not to be unreasonably withheld or delayed) both for any material addition or material alteration to the Grantor’s Installation that affects any BRT Installed Ducts and to the method of carrying out any works associated therewith, and shall pay a fair proportion of the costs of maintenance and repair of the relevant BRT Installed Ducts (such proportion to be determined in accordance with the provisions of clause 9.1. in the event the parties cannot agree)

6.	BRT’s Covenants

BRT covenants with the Grantor throughout the Term:

6.1 Payments

To pay without deduction, withholding, counterclaim or set-off (save as required by statute):-

6.1.1 Rent

by way of rent throughout the Term the payments in accordance with Schedule 5 to the Management Agreement (which for the avoidance of doubt shall be paid together with any Value Added Tax payable on them) as determined in accordance with Schedule 5 to the Management Agreement and shall be payable both during the currency of and continue to be payable after any termination of the Management Agreement and irrespective of whether or not the Management Agreement itself shall remain in being either wholly partially or at all (Provided That compliance by BRT with these obligations contained in this Clause 6.1.1 and the making of payments to the Grantor (here meaning only Railtrack PLC or any statutory successor in title) shall represent a full and sufficient discharge of such obligations notwithstanding any disposal by the Grantor of any interest in the Easement Land as set out in Clause 7.4)

6.1.2 Outgoings

promptly (and to the Grantor if the Grantor pays any of these instead) all rates, taxes, charges, duties, impositions, assessments and outgoings (even new kinds of these) relating to this Deed, the Rights or the Installation including any assessed against the Grantor and including a fair proportion (to be determined by the Grantor’s Surveyor, acting reasonably) of all such sums which are not separately assessed or payable and any payment made in lieu of rates under the Local Government Finance Act 1988 or any legislation amending or replacing this shall be treated as a payment of rates except that

6.1.2.1 this shall not oblige BRT to pay:

6.1.2.1.1 tax assessable on the Grantor in respect of rents and other payments to the Grantor under this Deed

6.1.2.1.2 tax assessable on the Grantor in respect of consideration paid to the Grantor in connection with any dealing with its reversionary interest in the Grantor’s Land

6.1.2.1.3 interest fines penalties or surcharges payable by the Grantor in consequence of the Grantor’s delay or default

6.1.2.2 in the event of dispute as to the proportion payable (where apportionment is entailed) BRT shall pay that sum which is undisputed and may refer determination of the balance to arbitration in accordance with the provisions of Clause 9.1 but

6.1.2.2.1 in the absence of having done so within a reasonable period after the Grantor’s demand for such monies, is to be treated as having agreed the relevant amount

6.1.2.2.2 is to pay any amount which is determined by arbitration together with interest under Clause 6.1.4 but calculated at Basic Rate

6.1.3 Costs

to the Grantor the reasonable costs and expenses which the Grantor may properly incur in connection with:

6.1.3.1 preparing and serving notices and schedules relating to lack of repair of the Installation for which BRT is responsible under the terms of this Deed and agreeing and inspecting or supervising (where reasonably required) the works needed to remedy such lack of repair (whether before or within 24 months after the end of the Term)

6.1.3.2 dealing with any application by BRT for a consent or approval in relation to this Deed (whether or not it is given but not where consent is unlawfully withheld) including inspecting or supervising (where reasonably required) any approved works

6.1.3.3 (except so far as charged to BRT under Clause 6.1.6) inspecting or supervising (where reasonably required) any Works which do not require the consent of the Grantor under Clause 6.8.1 and supervision of any other entry pursuant to Clause 3.1

6.1.3.4 any breach of the obligations of BRT under this Deed

6.1.3.5 (subject to the provisions of Clause 6.6.2) the replacement of any of the Ducts (or any sections thereof) and any associated Manholes Provided That the costs and expenses payable by BRT pursuant to this sub-clause 6.1.3.5 in respect of any particular section of the Ducts (and Manholes) shall be limited to a fair proportion of the aggregate of the costs and expenses relating to that section properly incurred by the Grantor from time to time and in default of agreement such proportion shall be determined in accordance with the provisions of clause 9.1 and for the avoidance of doubt the provisions of this clause 6.1.3.5 shall not apply to Ducts which do not house or contain BRT Apparatus

6.1.4 Value Added Tax

6.1.4.1 where any taxable supply for VAT purposes is made under or in connection with this Deed by one party to the other the payer shall, in addition to any payment required for that supply, pay such VAT as is chargeable in respect of it.

6.1.4.2 where under this Deed, one party has agreed to reimburse or indemnify the other in respect of any payment made or cost incurred by the other then the first party shall also reimburse any VAT paid by the other which forms part of its payment made or cost incurred to the extent that such VAT is not available for credit for the other, or for any person with which the indemnified party is treated as a member of a group for VAT purposes, under Sections 25 and 26 of the Value Added Tax Act 1994.

6.1.5 Interest

to the Grantor interest at 2 % per annum above the Basic Rate (both before and after any judgement) on any payment to be made to the Grantor under this Deed when (in the case of other sums) the payment is overdue and unpaid for more than 28 working days after demand (when interest shall subject as mentioned below be paid from the due date for payment or (if later) the date of demand) but so that where BRT is to pay for any costs or expenses which the Grantor has incurred by reason of a breach of BRT’s obligations then interest shall be payable as from and including the date upon which the Grantor first properly incurred the costs or expenses or (if later) the date by which payment was made by the Grantor and notified to or demanded of BRT

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6.1.7.2 account to the relevant taxation or other authorities within the period for payment permitted by the applicable law the full amount of the deduction or withholding;

6.1.7.3 furnish to the payee within the period for payment permitted by the relevant law either an official receipt of the relevant taxation authorities involved in respect of all amounts so deducted or withheld or, if such receipts are not issued by the taxation authorities concerned, a certificate of deduction or equivalent evidence of the relevant deduction or withholding

6.2 Use

BRT shall comply with the following requirements as to the exercise of the Rights and is not to authorise or knowingly to allow anyone else to contravene them:

6.2.1 nothing is to be done in the exercise of the Rights which may be dangerous, illegal or immoral;

6.2.2 nothing is wilfully or knowingly to be done which would cause damage, nuisance, annoyance or inconvenience to the Grantor or its tenants, customers or the occupiers of any neighbouring property or the public;

6.2.3 nothing is to be brought onto the Grantor’s Land which is or may become noxious, dangerous, offensive, combustible, inflammable, radioactive or explosive except such quantity as is reasonably required for the execution of any Works or which is in the nature of fuel in the tanks of vehicles or is carried lawfully in any such vehicles and in each case which accords with statutory requirements;

6.2.4 the works or structures comprising elements of the Grantor’s Land which provide support to the Installation are not to be overloaded;

6.2.5 nothing is to be done in the exercise of the Rights (save in respect of use of now existing BRT Apparatus or any replacement or renewal of it in either case on a like for like basis) which shall cause electrical or other interference with the operation of any telecommunication apparatus or other electrical equipment (whether or not part of the Installation) or any other plant equipment or installation whether located within the Ducts or in, on, over or under any Adjacent Property (and in this sub-clause “interference” shall mean interference which is material to the operation or physical state of the apparatus plant or equipment interfered with);

6.2.6 nothing is knowingly or wilfully to be done in the exercise of the Rights or otherwise in relation to the Installation which would cause the temperature of any part of the Installation or of any part of the Grantor’s

Installation or of any plant, equipment or other installation on the Grantor’s Land to exceed the temperature which it is constructed, designed or adapted to withstand without adverse effect on it or on its use with (in any such case) due margin for safety

6.3 Legislation

To comply with the requirements of every Act relating to the Installation, the Rights and the Works or to anything on or done in relation to the Installation or the Works (whether required of the Grantor, BRT or any other person)

6.4 Planning

6.4.1 Not to make any application for planning permission in respect of the Installation or any proposed alteration or addition without the prior consent in writing of the Grantor (such consent not to be unreasonably withheld or delayed)

6.4.2 Not to make any alteration or addition to the Installation (notwithstanding any other consent which may be granted by the Grantor under this Deed) before all necessary planning permissions have been obtained

6.5 Execution of Works and Protection of Installations

6.5.1 during the carrying out of any Works (including repairs whether temporary, emergency or permanent in nature (and whether or not following temporary or emergency repairs)) to undertake or procure the undertaking of such temporary measures (including making a permanent repair following a temporary or emergency repair) for the protection of the Installation and the Grantor’s Installation and all other plant equipment and other installations wheresoever situate and all Adjacent Property, as may from time to time reasonably be considered appropriate or as the Grantor may from time to time reasonably specify without delay or immediately in an emergency, and to close up such Ducts as may be opened and any other openings arising in connection with any Works without delay and in a good and workmanlike manner

6.5.2 to keep such parts of the Installation, the Grantor’s Installation and any other plant, equipment and other installations (and in particular all Cables) as shall reasonably require this, adequately protected from weather and its effects whilst any Ducts shall be opened or any there shall be any other openings in connection with any Works

6.5.3 to take all reasonable temporary precautions during the execution of Works and any period prior to completion of making good any damage caused to secure and protect the Installation and any part of the Grantor’s Installation in it from unlawful interference by third parties

6.5.4 to take all other reasonable permanent precautions as the Grantor shall reasonably require from time to time to secure and protect the Installation and any part of the Grantor’s Installation in it from unlawful interference by third parties, such precautions to be implemented in accordance with such programme as the Grantor and BRT may from time to time agree and the reasonable costs of which shall be shared between them on such basis as they may agree or in default of agreement settled pursuant to the provisions of Clause 9.1

6.6 Repair

6.6.1 to keep the Installation (other than the Ducts and Manholes) in a safe condition and upon abandonment of the Installation or any part of it (which may include Ducts or Manholes) to render it permanently safe to the extent that this is reasonably practicable given the nature of the Installation at the relevant time

6.6.2 upon the installation in any section of the Ducts of any new Cable exceeding 1.5 kilometres in length or other telecommunications apparatus to put that section (and any associated Manholes) into a state of good repair and condition and to the extent that such section is beyond economic repair to replace it but for the avoidance of doubt where any such installation is being directly funded by the Grantor the cost of such work will also be directly funded by the Grantor

6.6.3 upon discovering that any section of Ducts (or any associated Manholes) is in a state of disrepair which is dangerous to people or liable to give rise to Railway Disruption forthwith to carry out such temporary emergency works (if any) as may be required to make it safe and to inform the Grantor of the location and nature of the disrepair

6.6.4 to the extent rendered necessary by the creation of any new Installation which affects the immunisation of either the existing Installation and/or the Grantor’s Installation to maintain an adequate system for the immunisation of the Installation and/or the Grantor’s Installation from the external electrical interference

6.6.5 to maintain appropriate safety precautions in relation to the Installation in accordance with good electrical and telecommunications engineering practice from time to time

6.7 Outstanding Disrepair

If BRT:

6.7.1 fails to do any work which this Deed requires it to do and the Grantor gives BRT written notice to do it, BRT is to comply with the terms of this Deed within a reasonable time having regard to the nature and extent of the works involved, failing which the Grantor may carry out the work and BRT shall pay to the Grantor on demand the costs and expenses properly incurred in so doing;

6.7.2 becomes aware of any defect or item of disrepair for which the Grantor may be or become liable under the Defective Premises Act 1972 or for the remedy of which the Grantor may be responsible, BRT shall notify the Grantor in writing forthwith

6.8 Alteration

6.8.1 Not, without the consent of the Grantor (not to be unreasonably withheld or delayed) and subject to the condition that BRT shall comply with Clauses 6.8.1.2-5 in any such case, to make any addition to the Installation which is not in, on, under or over the Easement Land nor any material alteration or addition to the Installation in, on, under or over the Easement Land (And for the purposes of this sub-clause 6.8.1 a “material” alteration or addition (in relation to Ducts) shall be such alteration or addition as shall mean any Ducts would become 75% or more full by volume or may affect the Grantor’s Installation or the rights reserved to the Grantor hereby)

Provided That:

6.8.1.1 no alteration or addition to the Installation shall be made pursuant to this Deed unless BRT shall first have obtained the consent of any tenant or occupant of any part of the Grantor’s Land affected by such alterations or addition (and the Grantor shall render to BRT such assistance in obtaining that consent as BRT shall reasonably require and shall not object to the granting of such consent);

6.8.1.2 any such works to which the Grantor consents shall be carried out in accordance with plans and specifications approved by the Grantor (such approval also not to be unreasonably withheld or delayed) and (if so reasonably required by the Grantor) under the superintendence of the Grantor and to the reasonable satisfaction in all respects of the Grantor and to the satisfaction of any authority or body having jurisdiction;

6.8.1.3 BRT shall on making any alteration or addition to the Installation which does not require the Grantor’s consent furnish to the Grantor not less than 2 sets of plans and specifications of such works to the extent that such exist and/or are relevant to the nature of the works;

6.8.1.4 BRT shall keep all records describing alterations or additions to the Installation available for inspection by the Grantor upon reasonable request and shall provide copies thereof to the Grantor upon reasonable request;

6.8.1.5 any such works shall be carried out in a manner which complies with the provisions of Clause 3.1

6.8.1.6 any installation of BRT Apparatus other than Cable after 1st April 1994 in or on a room or building situate on the Grantor’s Land will be subject to the terms of a non-exclusive licence in the form annexed hereto as the Third Schedule entered into at the expense of BRT at a licence fee which the parties will agree or refer to arbitration in accordance with the provisions of clause 6.6 of Part 2 of the said licence

6.8.2 To carry out any works (including removal of any part of the Installation) as the Grantor may from time to time by notice to BRT direct in order to give effect to or to accommodate any variation, reduction, modification or extinguishing of any of the Rights pursuant to Clause 5.2

6.9 Environmental Protection

6.9.1 Promptly to notify the Grantor (and where such notification is given orally, promptly to confirm such notification in writing) of any circumstances of which BRT is aware which are reasonably foreseeable and could give rise at any time to any material Environmental Damage (and provided that in relation to noise and vibration notification need only be given if it is the subject of a complaint or order or other notice) and to exercise due diligence at all times to inform itself of any such circumstances as would require such notification

6.9.2 Not to deposit any waste on the Grantor’s Land or any Adjacent Property

6.9.3 Promptly to take and complete whatever action is required to prevent mitigate or remedy any Environmental Damage which results from any operations pursuant to the provisions of this Deed of BRT or its sub-tenants licensees or others for whom it is responsible Provided That the Grantor shall be notified in writing in advance of any action proposed under this paragraph and shall be entitled to require that any such action be supervised by the Grantor or any environmental consultant appointed by the Grantor (at the cost of BRT) and where BRT fails to take or complete such action within a reasonable time or to the reasonable satisfaction of the Grantor then the Grantor shall be entitled to take or complete such action as it considers necessary and to recover from BRT the reasonable cost (including all appropriate professional fees) of taking or completing such action

6.9.4 To be responsible for and keep the Grantor indemnified from and against all actions, claims, proceedings, losses, damage, expenses, costs, demands and liabilities (including costs reasonably incurred in investigating or defending any claim, proceeding, demand or order and any expenses reasonably incurred in preventing, avoiding or mitigating loss, liability or damage) resulting from Environmental Damage (including any costs incurred by the Grantor under Clause 6.9.3) to the extent that the Environmental Damage shall have occurred in consequence of any act or omission of BRT or others for whom it is responsible

6.10 Excavations

Not in executing the Works to carry out any continuous unsupported excavation nor to do anything which will or might endanger the safety or stability of any railway or of any Adjacent Property

6.11 Equipment on Grantor’s Land

Not to damage or tamper with or endanger the plant, equipment and other installations on the Grantor’s Land

6.12 Dealings

Subject in all respects to the provisions of Clause 3.6:

6.12.1 Not to assign any part or parts (as distinct from the whole) of the benefit of this Deed or of the Rights

6.12.2 Not to assign the whole of the benefit of this Deed or of the Rights Provided That the consent of the Grantor to an assignment of the whole of the benefit of this Deed together with the Rights which complies with this Clause 6.12 shall not be unreasonably withheld or delayed

6.12.3 Prior to any assignment to procure that the assignee enters into direct covenants with the Grantor (whose proper and reasonable costs shall be paid by BRT on a full indemnity basis) to pay the rents and other monies payable by BRT under this Deed and to perform and observe the covenants and other obligations of BRT contained in this Deed during the residue of the

Term Provided That where the assignee is more than one person such covenants shall be entered into jointly and severally

6.12.4 If the Grantor shall reasonably so require to procure that prior to any assignment a guarantor whose financial standing shall have been approved in writing by the Grantor (such approval not to be unreasonably withheld or delayed) shall enter into like covenants as primary obligor (and not merely as guarantor) with the Grantor (whose proper and reasonable costs shall be paid by BRT on a full indemnity basis) and who shall further covenant with the Grantor to indemnify the Grantor from and against all actions, claims, costs, demands, expenses, liabilities and losses arising from any breach by the assignee of the covenants on the part of BRT or conditions contained in this Deed

6.12.5 Prior to any assignment such guarantor or guarantors (if any) shall enter into agreements with the Grantor:-

6.12.5.1 that the liability of the guarantors shall not be released, exonerated or in any way affected by any neglect, time or forbearance of the Grantor in enforcing any payment or covenant or condition or any disclaimer of this Deed by a liquidator or a trustee in bankruptcy or the fact that BRT (being a company) shall be dissolved or cease to exist or the termination of this Deed as provided in Clause 10.1 or the release of any one or more persons for the time being constituting such guarantor or guarantors or any other act or thing (including, without limitation, the Grantor refraining from demanding or accepting any rent or other moneys due under this Deed, the surrender of any part of the Rights and any variation to the terms of this Deed); and

6.12.5.2 as the Grantor may reasonably require as to the postponement of any rights of the guarantor or guarantors in respect of the assignee and its assets and as to the waiver of any right to require the Grantor to proceed in any manner or to exercise any right or remedy before proceeding or exercising any right or remedy against such guarantor or guarantors; and

6.12.5.3 that each of the covenants on the part of the guarantor or guarantors given in accordance with this Clause shall enure for the benefit of the successors and assigns of the Grantor under this Deed or other the person for the time being entitled in reversion immediately expectant upon the Term without the necessity for any assignment

6.12.6 Without prejudice to the provisions of Clauses 6,12.1-5 (inclusive) not to grant to third parties rights equivalent to the whole or any part or parts of the benefit of this Deed or of the Rights Provided Always That the consent of the Grantor for such grant which complies with the provisions of sub-clause 6.12.7 shall not be unreasonably withheld or delayed and Provided Further That no consent shall be required for any grant of rights which does not purport to grant to third parties rights of access to the Grantor’s Land

6.12.7 No such grant as aforesaid shall be made otherwise than in compliance with the following terms:-

6.12.7.1 No underlease shall be granted other than to a suitably licensed telecommunications or cable television operator;

6.12.7.2 Prior to the grant of any underlease an Order of the Court shall be obtained under the provisions of section 38(4) of the Landlord and Tenant Act 1954 authorising an agreement for the exclusion of sections 24 to 28 (both inclusive) of the said Act in relation to such underlease which said agreement shall be incorporated in the underlease;

6.12.7.3 Any underlease shall contain a covenant by the undertenant not to assign or sub-underlet the whole or any part or parts of its subject matter subject to the proviso that the consents of the Grantor and BRT to an assignment of the whole to a suitably licensed telecommunications or cable television operator shall not be unreasonably withheld or delayed and any underlease shall be in a form approved by the Grantor (such approval not to be unreasonably withheld or delayed);

6.12.7.4 Any such grant (whether or not by way of underlease) shall contain:-

6.12.7.4.1 an obligation binding the grantee prohibiting the grantee from doing or suffering any act or thing which would contravene any of BRT’s obligations under this Deed; and

6.12.7.4.2 a provision entitling BRT to terminate such grant on breach of such obligation by the grantee; and

6.12.7.4.3 provisions corresponding to Clause 5.2 (but operable by the superior lessor (here meaning the Grantor)) in such terms as the Grantor (acting reasonably) shall approve

6.12.7.5 No such grant (whether or not by way of underlease) shall be made for consideration other than money or otherwise than on arm’s length terms

6.12.7.6 Any such grant for a period of more than 3 years shall contain provisions for the revision of the rent or other consideration payable for the same in terms previously approved by the Grantor (such approval not to be unreasonably withheld or delayed)

6.12.7.7 No such grant shall be varied or prematurely terminated for consideration other than money or otherwise than on arm’s length terms

6.12.8 Not to grant to any third parties rights equivalent to the whole or any part or parts of the benefit of this Deed or of the Rights for a term of more than the residue of the Term (less 3 days) as this applies to the relevant part or parts of the benefit of this Deed or of the Rights

6.12.9 Within one month after any assignment, charge or immediately derivative grant of the whole or any part of the benefit of this Deed or of the Rights or any devolution of the interest of BRT in it or them to give notice of it in writing to the Grantor and to produce to the Grantor a copy of the assignment, charge or other document evidencing such dealing for retention by the Grantor

6.12.10 From time to time on reasonable demand during the Term to furnish the Grantor with full particulars of all immediately derivative interests (including licences) of or in this Deed or the Rights or any part of it or copies of plans identifying the extent of such interests, and such further particulars as the Grantor may reasonably require

6.13 Existing Agreements

At all times after the Management Agreement shall cease to subsist to enforce all the covenants conditions and obligations on the part of any person other than British Railways Board or the grantors in relation to the Existing Agreements (with particular reference to railway safety matters and access to the Grantor’s Land) so far as BRT is able to enforce them and not to vary or purport to vary or terminate them nor to grant any consent under these provisions

6.14 Indemnity

6.14.1 BRT shall indemnify the Grantor against all actions, costs, proceedings, claims and demands, losses, damage, expenses and liabilities arising directly out of any negligent act, error or omission of BRT its employees, duly authorised agents or contractors whilst exercising the Rights and maintaining the Installation or any breach of its obligations under this Deed resulting in any such case in loss damage or injury to the Grantor’s Land or the Grantor’s Installation or any real or personal property whatsoever or death of or injury to any person Provided That the Grantor shall not compromise or settle any such actions costs proceedings claims or demands without the consent of BRT (such consent not to be unreasonably withheld or delayed)

6.14.2 If the Grantor becomes liable to make a payment of tax in respect of any sum paid to it under Clause 6.14.1 BRT shall be obliged to pay the Grantor such amount as will, after such liability, leave the Grantor with the same amount as it would have been entitled to receive in the absence of such tax liability. For these purposes, if the Grantor is deprived of any relief from, or right to repayment of, taxation as a result of the payment to it of any such sum under Clause 6.14.1 or under this Clause, such deprivation shall be treated, for the purposes of this sub-Clause, as a payment of tax of an amount equal to the tax liability that would otherwise have been due in the absence of such relief, or right to repayment of tax, as the case may be.

6.14.3 Amounts due from BRT under Clause 6.14.2 shall be due to the Grantor two working days before the Grantor is obliged to pay the tax in question.

6.14.4 If any credit, relief or deduction for the purposes of computing income, profits or gains chargeable to, or against, tax (“a Credit”) is received by the Grantor as a result of any payment by it of the type contemplated by Clause 6.14.1, the amount of the payment under Clause 6.14.2 shall nevertheless be payable in full by BRT on the date ascertained in accordance with Clause 6.14.3. If a Credit is received by the Grantor, the Grantor shall, subject to Clause 6.14.5, promptly repay to BRT an amount equal to such Credit (up to the amount previously paid by or due from BRT) and without interest, save to the extent that interest is included (or allowed) in such Credit. No credit shall be taken to have been received by the Grantor unless and until it shall have relieved the Grantor of a present obligation to pay taxation (whether by representing a Credit against profits, income or gains or against tax) or It shall have resulted in a repayment of tax.

6.14.5 If any amount due from BRT pursuant to Clause 6.14.2 relates to a payment of tax by the Grantor which is payable on the same date as the Grantor receives a Credit to which Clause 6.14.4 applies, the amount due from BRT shall be reduced by the amount of the Credit or, if the amount of the Credit exceeds the amount due from BRT, the excess shall be paid by the Grantor to BRT.

6.15 Public Liability Insurance

Save to the extent that whilst BRT is controlled by British Railways Board such arrangements shall be effected through a self-insuring arrangement implemented by British Railways Board, throughout the Term to maintain at BRT’s own expense comprehensive public liability insurance in respect of the Installation and all the activities of BRT with insurers of good repute for such reasonable amount as the parties may from time to time agree (or in default of agreement as may be determined pursuant to Clause 9.1) and such insurance shall include a cross liabilities clause as between the Grantor and BRT (so that the Insurers do not pay out to either the Grantor or BRT and then seek to recover from the other) and:

6.15.1 to make available for inspection the policy and receipts for the current premium and/or provide copies and/or provide a certificate by the insurers or BRT’s brokers as to the extent and nature of cover;

6.15.2 if BRT shall at any time fail to insure or pay the insurance premiums in accordance with these requirements the Grantor shall be at liberty to insure instead and thenceforth to pay the premiums payable from time to time and the amount of such payments and any related costs incurred shall be repaid by BRT to the Grantor on demand;

6.15.3 if BRT shall become entitled to any insurance money in respect of public liability risks then BRT shall apply this to the claim, demand or liability in relation to which it shall have been received and in respect of any indemnity for such risks given by BRT to the Grantor under this Deed;

6.15.4 to observe and perform the conditions of the insurance policy

6.16 Superior Lease and matters affecting Easement Land

6.16.1 So far as relates to the subject matter of this Deed not to do anything which would contravene:

6.16.1.1 any of the Grantor’s obligations under any easement, wayleave, lease or underlease under which the Grantor itself holds such subject matter or the relevant part of the Grantor’s Land; or

6.16.1.2 any other covenant, condition, restriction or other provision binding the Grantor in relation to such subject matter or the relevant part of the Grantor’s Land

6.16.2 To keep the Grantor indemnified against all related actions, claims, proceedings, losses, damages, expenses, costs, demands and liabilities Provided That BRT shall not be deemed to be in breach of these obligations in the event and to the extent that details of the matters referred to in sub-Clauses 6.16.1.1 and 6.16.1.2 have not been disclosed by the Grantor to BRT But the Grantor shall not by virtue of this proviso be deemed to have authorised, permitted or condoned any act or omission constituting a breach of sub-Clauses 6.16.1.1 and 6.16.1.2 that may in fact be committed by BRT

6.17 Notice of Disputes

To give notice to the Grantor of any material dispute relating to the Installation or any right granted to BRT under this Deed immediately BRT is aware of the dispute

7.	The Grantor’s Covenants

The Grantor hereby covenants with BRT as follows:-

7.1 Works on Easement Land

The Grantor will not (to the extent that this does not place the Grantor in breach of any obligations to third parties subsisting at the date of this Deed) do nor cause nor permit to be done on the Easement Land any works which would not concur with standards of good practice (including but not limited to railway group standards as amended from time to time) provided that neither this restriction nor any restriction implied by virtue of the grant of the Rights:

7.1.1 shall affect anything otherwise permitted by this Deed

7.1.2 shall prevent any alteration to, or the deposit of anything upon, or the carrying out of any works over the relevant part of the Easement Land so as to interfere with the Installation or its support or covering, or to obstruct access to it where (in the case of material and prejudicial interference or obstruction) BRT’s prior written consent has been obtained (which BRT undertakes will not be unreasonably withheld or delayed, provided that the costs of compliance with any reasonable requirements of BRT and of any protective measures reasonably stipulated by BRT shall be borne by the Grantor)

7.1.3 shall apply to any of the Grantor’s Land which is at the date hereof let or subject to an agreement for letting Provided That where any such letting or agreement for letting incorporates provisions equivalent to those set out above in this Clause 7.1 the Grantor will if so requested by BRT take such steps, excluding proceedings for forfeiture, as may reasonably be required by BRT for the enforcement of such provisions, subject to BRT bearing all related costs and affording reasonable security for this if so requested.

7.2 Construction on Easement Land

Not other than within the Ducts, the Manholes or the Grantor’s Installation to lay any Conduit in or over, through or along the Easement Land nor build any road or accessway over the Easement Land nor construct a railway track over the Easement Land without (subject to the rights of any tenant of the Grantor) procuring that BRT shall have access to those parts of the Installation affected (to the extent the Grantor is aware of its existence) at all reasonable times to the extent granted by this Deed nor to cause or permit any other person to do any such act except under the superintendence of BRT and in accordance with any reasonable requirements of BRT in respect of the manner of carrying out the same and/or in respect of any protective measures required for the preservation of the Installation the cost thereof to be borne by BRT

7.3 Perfect Grant

At any time upon the request and at the cost of BRT to do and execute all such acts deeds documents and things as may reasonably be required by BRT to perfect and complete the grant of the Rights or to perfect the grant of rights by BRT to third parties in accordance with Clause 3.6

7.4 Dealings

7.4.1 Not to dispose of or grant or create any interest in or over the whole or any part of the Easement Land in so far as the same may affect the Rights granted to BRT hereunder without ensuring that such disposal grant or creation as aforesaid is expressed to be subject to the Rights granted to BRT hereunder

7.4.2 Upon the disposal (as aforesaid) of the Grantor’s interest in the Easement Land or any part thereof to ensure that the purchaser or acquirer of such interest shall (if BRT so requires) enter into a Deed (at the cost of BRT) acknowledging such rights of BRT

7.5 Indemnity

By way of indemnity only for so long as the Existing Agreements shall be in force not to do anything (other than the grant of this Deed and permitting BRT to enjoy the Rights and the benefit of this Deed for the Term) which would be a breach of any of the covenants, conditions and obligations on the part of British Railways Board or the grantors of the Existing Agreements as these were in force prior to 1st April 1994

7.6 Non-Interference

The Grantor shall ensure that in the exercise of the rights reserved by Clauses 5.3, 5.4 and 5.5 nothing is done (save, in respect of use of Grantor’s Installation existing as at the date hereof and any other plant, equipment or installation then existing or any replacement or renewal of them in any case on a like for like basis) which shall cause electrical or other interference with the operation of any telecommunication apparatus being part of the Installation (and in this sub-clause “interference” shall mean interference which is material to the operation or physical state of the apparatus interfered with)

7.7 Quiet Enjoyment

That BRT paying the rents reserved by this Deed and performing and observing the covenants and conditions contained in this Deed and on its part to be performed and observed shall quietly enjoy the Rights for the Term without any interruption by the Grantor or any person lawfully claiming under or in trust for the Grantor Provided Always That neither the carrying on by the Grantor of its undertaking on the Easement Laud and/or the Grantor’s Land in exercise of and subject to its statutory and common law obligations nor the grant by the Grantor of any permission or permissions properly given for any person to use railway facilities nor any vibration or electrical or other interference with any part of the Installation caused by railway traffic shall constitute either a breach of the obligations of the Grantor under this sub-clause or a derogation from the Grantor’s grant

7.8 Information

The Grantor shall supply to BRT all information (including that relating to railway group standards as amended from time to time and other relevant safety and operating standards) as may reasonably be required to enable BRT to exercise the Rights in accordance with the obligations on the part of BRT relating thereto

7.9 Third Party Restrictions

In the event that the Grantor grants rights to any third party in relation to the Easement Land to impose obligations with regard to repairs to the Easement Land that are consistent with the terms of this Deed

8.	Rights Reserved by the Grantor in the Exercise of its Functions

If and for as long as the Grantor shall be Railtrack PLC any successor in title to or assignee of Railtrack’s undertaking or any successor to its functions or any relevant part thereof then:-

8.1 Save to the extent covered by the grant of the Rights but subject nevertheless to the following provisions of this Clause 8, the Grantor shall be at liberty to discharge its statutory duties and powers as subsisting from time to time and BRT shall save harmless and release the Grantor from any costs, charges, expenses, liabilities, losses and damages incurred or suffered by BRT as a result

8.2 The Grantor shall at all times, after prior consultation with BRT, be at liberty to construct or erect any works that it may reasonably deem necessary over, under, alongside or within the Easement Land and to raise, widen or alter the Grantor’s railway or works Provided That

8.2.1 if it should be found that the Installation interferes with the erection of any building or buildings or the construction or maintenance of any lines of rails or works upon, over or above the Grantor’s railway or the Grantor’s Land or with the alteration, repair or abandonment of any works the Grantor shall so inform BRT whereupon the parties shall consult on and agree the appropriate arrangements to deal with the matter and, if the parties cannot agree, such arrangements shall be determined in accordance with the provisions of Clause 9.1;

8.2.2 any such arrangements shall be implemented with the minimum of attendant deviation disruption or damage to the Installation and once implemented shall not hinder or impair the proper functioning of the Installation

9.	Agreements and Declarations

9.1 Arbitration

Any dispute arising under this Deed shall be determined by a single arbitrator to be agreed upon between the parties or (failing such agreement) to be appointed on the application of either party by the President for the time being of the Royal Institution of Chartered Surveyors and the provisions of the Arbitration Acts 1950-1979 shall apply to any such reference and determination Provided That any agreement or application of either party pursuant to this sub-clause 9.1 shall be void unless signed by the managing director or chief executive or such other senior officer as that party may from time to time by notice in writing to the other party nominate for the purposes of this sub-clause

9.2 Tenant’s Fixtures

For the avoidance of doubt it is hereby declared that (subject to the provisions of the Existing Agreements as the same were in force prior to 1st April 1994 where such provisions are inconsistent with this Clause 9.2) the BRT Owned Apparatus is to be treated as tenant’s or trade fixtures notwithstanding the degree of affixation and not landlord’s fixtures and:-

9.2.1 BRT shall be entitled to remove them at any time both prior to and after the expiration or sooner termination of the Term subject to making good any damage so caused and providing any necessary support for any Adjacent Property or plant or equipment and in the event that such damage cannot be made good BRT shall pay compensation being such reasonable sum as shall not exceed the reasonable cost of making good such physical damage (taking account of any sum paid or payable by BRT under any other provision of this Deed in respect of the same subject matter the sum to be agreed or, if the parties cannot agree, to be determined in accordance with the provisions of Clause 9.1) and for the avoidance of doubt Value Added Tax shall only be included as part of such reasonable cost to the extent that the Grantor cannot obtain a full credit for such Value Added Tax pursuant to s.26 Value Added Tax Act 1994;

9.2.2 To the extent that BRT shall not remove the BRT Owned Apparatus from the Grantor’s Land within 28 days after the expiration or sooner determination of the Term or have any other express documented or statutory right to retain BRT Apparatus on the Grantor’s Land it shall belong to the Grantor absolutely

9.3 Notices

Any notice under this Agreement shall be in writing and signed by or on behalf of the party giving it and may be served personally or by prepaid first class letter or fax (and, in the case of fax, confirmed by prepaid first class letter) to the address as follows:

The Grantor:	BRT:

Attention: Company Secretary	Attention: Commercial Director
Railtrack plc	BR Telecommunications Limited
40 Bernard Street	The Podium
London WC1N 1BY	1 Eversholt Street
London NWI 1DZ

Fax: 071-344-7101	Fax: 071-391-8278

or to such other address as shall previously have been notified by one party to the other under this Agreement, on not less than ten (10) days’ prior written notice. Any such notice shall be deemed to have been received, in the case of posted notice, 48 hours after posting and in the case of a fax, at the time of transmission.

Save as otherwise provided herein, any notice or other communication received on a day which is not a Business Day or after 5.00 pm. local time on any Business Day shall be deemed to be received on the next following Business Day.

9.4 Accurate Register

The Grantor and BRT agree that (and for the purposes of Clauses 9.4.2 to 9.4.4 references to “the Installation” shall be deemed to include reference to the Grantor’s Installation):-

9.4.1 BRT will as soon as reasonably practicable use its reasonable endeavours to identify the location of the Installation or any part thereof in, on, over, through or under the Grantor’s Land and the Grantor and BRT will enter into a memorandum to record in the Register the Easement Land and location of the Installation (or any part of it) which is after the date hereof agreed or found to be or is laid, constructed, installed or mounted in, on, over, through or under the Grantor’s Land BUT for the avoidance of doubt BRT shall not be obliged to identify Grantor’s Installation outside the Easement Land unless the existence of such Grantor’s Installation becomes apparent to BRT during the course of the identification process

9.4.2 (without prejudice to Clause 9.4.1) if either party shall from time to time require any part of the Easement Land or the Installation to be specifically identified and shall give the other notice to such effect describing the site(s) at which the Easement Land or the Installation is to be so identified the party receiving such notice shall within 28 days of service of the notice disclose to the other party (without charge) particulars of such records and other information as to the nature extent and location of the Easement Land and the Installation at such site(s) as it has available to it and shall promptly (without charge) make such records and other information available to the other party (including providing copies of relevant plans, drawings and other records) and the parties shall enter a memorandum in the Register accordingly;

9.4.3 if either party shall from time to time require a survey to be carried out to enable any part of the Installation to be specifically identified and shall give the other notice to such effect describing the site(s) at which the Installation is to be so identified the parties shall, in the event that sufficient information cannot be obtained by following the procedure set out in clause 9.4.2, 28 days after service of the notice jointly commission a surveyor to identify the same at the cost of the party requiring the survey to be carried out and the parties shall enter a memorandum of the results of such survey in the Register accordingly;

9.4.4 as between the Grantor and BRT the result of any survey carried out pursuant to clause 9.4.3 shall be conclusive (save in the case of manifest error or omission) and the neither party shall be liable to the other in respect of any breach or failure to perform any of its obligations (whether express or implied) under this Deed or under any Act so far as concerns interference with any part of the Installation in a location in respect of which such a survey was carried out and which was not identified by such survey

9.5 Group Companies

The Rights shall be exercisable by any Group Company of BRT as well as by BRT but subject always to compliance with the obligations of BRT under this Deed and for such purpose any act or omission of or state of affairs (including receipt of any payment) affecting any Group Company of BRT shall be deemed to be done or not done by or to affect (as the case may be) BRT and Provided That exercise of the Rights by any Group Company shall be limited to the benefit thus accommodated by BRT’s Property and the interest a Group Company may have therein

9.6 Supervision by Grantor

No liability shall attach to the Grantor by reason of any supervision, approval or inspection given or made by or on behalf of the Grantor in respect of any alterations, additions or other works (including works of repair or reinstatement) carried out by or on behalf of BRT, nor shall any such approval or inspection prejudice or derogate from the obligation of BRT to observe and perform the covenants and conditions on BRT’s part contained in this Deed

9.7 No Implied Warranty

BRT confirms that it has not in entering into this Deed relied on any express or implied warranty or representation (whether oral or written) of any kind whatsoever

9.8 No Implied Rights

Nothing in this Deed shall:

9.8.1 confer on BRT any right to the benefit of or to enforce any covenant or agreement contained in any other instrument relating to any other property (except as expressly provided herein) or limit or affect the right of the Grantor to deal with the Adjacent Property at any time in such manner as may be thought fit (without prejudice to the rights expressly granted to BRT under this Deed);

9.8.2 impliedly confer upon or grant to BRT any easement, right, liberty, privilege or advantage other than those expressly granted by this Deed, and the provisions of Section 62 of the Law of Property Act 1925 shall not apply in relation to this Deed

9.9 Safety etc.

BRT acknowledges that it is to:

9.9.1 be responsible for safety in the exercise of the Rights;

9.9.2 so far as is reasonably possible ensure that in all activities on the Grantor’s Land of BRT or those for whom BRT is responsible and which relate to or could affect the Grantor’s railway there is compliance with railway group standards as amended from time to time and other relevant safety and operating standards and those activities which may entail necessary Railway Possessions or Electrical Isolations shall be pre-planned so far as possible to enable this to be done with minimum inconvenience to railway operations;

9.9.3 act as the person having control of the Rights for the purposes of Section 4 of the Health & Safety at Work etc Act 1974 but so that where as a matter of law the Grantor would be such a person BRT shall nonetheless (as between grantor and grantee) assume that responsibility;

9.9.4 advise the Grantor forthwith of any incident arising from the exercise of the Rights affecting the safety of the Grantor’s railway;

9.9.5 so far as reasonably possible ensure that all persons who have access to the Grantor’s Land in exercise of the Rights observe all safety requirements notified to BRT in relation to electric traction equipment at or in the vicinity of the Installation and any relevant part of the Grantor’s Land;

9.9.6 so far as reasonably possible ensure that all persons working or otherwise present at the Installation in proximity to the Grantor’s railway do not present a danger to the safe operation of that railway;

9.9.7 so far as reasonably possible ensure that in the exercise of any rights under this Deed which may involve entry upon the Grantor’s Land those concerned act in full compliance with railway group standards as amended from time to time and other relevant safety and operating standards and with any requirements properly made by the Grantor from time to time in the interests of safety

9.10 Force Majeure

Neither party shall be liable to the other under this Agreement for any loss or damage which may be suffered by the other party due to any cause beyond the First party’s reasonable control including without limitation any act of God, inclement weather, failure or shortage of power supplies, flood, storm, drought, lightning or fire, strike, lock-out, trade dispute or labour disturbance, the act or omission of Government, highways authorities, or other competent authority, war, military operations, riot, civil commotion, malicious damage, or compliance with any overriding emergency procedures

9.11 Co-ordinated Use of Ducts

9.11.1 Both parties expressly agree and declare that in exercising the Rights granted to BRT and the rights reserved to the Grantor each party shall give the maximum practicable notice to the other of an intention to install or alter, or add to, any telecommunication apparatus in the Ducts with a view to the parties agreeing how to make the best practicable use of physical space within the Ducts

9.11.2 Each of the Grantor and BRT shall use all reasonable endeavours to optimise the positioning of all telecommunication apparatus and other plant and equipment the subject of sub-clause 6.8.1.6 so as to ensure that at all times reasonable physical access shall be available to all such telecommunication apparatus plant and equipment and each party shall at the request of the other where reasonably practicable rearrange or procure the rearrangement of any such telecommunication apparatus plant or equipment for which it or those authorised by it are responsible to the extent that the previous arrangement is not the best that might reasonably be achieved

9.12 Exclusion of Landlord and Tenant Act 1954

Having been authorised to do so by an Order of the Central London County Court dated the 20th day of March 1995 (matter No.-20777) the Grantor and BRT hereby agree that the provisions of Sections 24 to 28 (both inclusive) of the Landlord and Tenant Act 1954 shall not apply to the Rights granted by this Deed

9.13 Restrictive Trade Practices

9.13.1 Notwithstanding any other provision of this Deed, no provision of this Deed which is of such a nature as to make this Deed liable to registration under the Restrictive Trade Practices Act 1976 shall take effect until the day after that on which particulars have been duly furnished to the Director General of Fair Trading pursuant to that Act

9.13.2 For the purposes of this Clause “this Deed” shall include any agreement forming part of the same arrangement

9.14 Equitable Easement

To the extent the interest of the Grantor in any land affected by this Deed is limited to an equitable interest, the easement created hereby shall have effect as an equitable easement and nothing in this Deed shall be deemed to create or purport to create any rights which will be exercisable in excess of that permitted by the terms (whether actual or implied) of the agreement or conduct creating the interest of the Grantor Provided That:-

9.14.1 such limitation upon the easement hereby created (which the parties for the avoidance of doubt declare otherwise to be intended to take effect as a legal easement for the Term) shall take effect only to the extent necessary and the Grantor’s Land thereby affected shall be identified as such (and to the extent possible) in the Register;

9.14.2 to the extent the Grantor cannot grant or purport to grant an interest other than an equitable easement to bind the Easement Land, such limitations shall be without prejudice to the creation of a legal easement over the remainder of the Easement Land and the provisions of Clause 9.15 shall, for the avoidance of doubt, have effect in relation thereto

9.15 Partial Invalidity

If any term or provision of this Deed or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Deed or application of such term or provisions to persons or circumstances other than those as to which it is already invalid or unenforceable shall not be affected thereby and each term and provision of this Deed shall be valid and be enforceable to the fullest extent permitted by law. The parties shall negotiate in good faith to replace the invalid or unenforceable provision(s) by substitute provision(s) which will maintain the economic purposes and intentions of the parties in entering into this Deed

10.	Termination

10.1 This Deed is made on condition that on the occurrence of any of the events mentioned below it shall be lawful for the Grantor by notice to BRT to terminate this Deed forthwith, when this Deed shall come to an end but without prejudice to any claim by either party in respect of prior breach by the other of its obligations. The events are:

10.1.1 If any of the Rent or related Value Added Tax shall be unpaid for 60 days after becoming payable (whether formally demanded or not); or

10.1.2 if there shall be a failure in the performance or observance of any covenant on BRT’s part or conditions contained in this Deed which if capable of being remedied is not started to be remedied within 60 days (or earlier in case of need) of the giving of notice by the Grantor to BRT requiring remedy and diligently proceeded with; or

10.1.3 if there shall be repeated failures (whether or not remedied) in the performance or observance of BRT’s obligations contained in this Deed concerning safety; or

10.1.4 if there shall be a substantial or material failure in the performance or observance of any covenant on BRT’s part or conditions contained in this Deed which is incapable of being remedied; or

10.1.5 if BRT and/or any guarantor of BRT (being a company) shall have a winding-up petition or a petition for an administration order presented in respect of it, or if it shall itself pass a winding-up resolution (save for the purpose of reconstruction or amalgamation into a solvent company reasonably approved by the Grantor), or if an administration order shall be made in respect of it, or if it shall otherwise enter into liquidation, be wound-up or otherwise cease to exist (save for the purpose of reconstruction or amalgamation into a solvent company reasonably approved by the Grantor), or if a receiver or administrative receiver or receiver and manager shall be appointed in respect of all or any part of its undertaking, or if application is made under s.425 Companies Act 1985 in respect of it, or if it shall call a meeting of or enter into or propose that there be entered into any arrangement, scheme or composition with creditors; or

10.1.6 If BRT and/or any guarantor or BRT (not being a company) shall be unable to pay a debt, or shall have no reasonable prospect of being able to pay a debt within the meaning of s.268 Insolvency Act 1986, or shall make an application to the Court for an interim order under s.253 Insolvency Act 1986, or shall himself present or have presented against him a bankruptcy petition, or shall have bankruptcy order made against him, or shall otherwise be adjudged bankrupt, or shall call a meeting of or enter into any arrangement, scheme or composition with creditors

10.2 BRT (without prejudice to its other rights) shall have the right to determine this Deed:

10.2.1 forthwith upon written notice to that effect given to the Grantor in the event that the Licence under which BRT has the right to run a telecommunication system or any replacement expires or is terminated or revoked in which event BRT shall give to the Grantor the maximum practicable notice of termination;

10.2.2 in any event by not less than twelve months notice in writing

Provided That any such termination shall be without prejudice to any claim by either party in respect of prior breach by the other of its covenants or obligations

10.3 Either party (without prejudice to their other rights) shall have the right to determine this Deed with effect from 31st March 2046 or on 31st March in any subsequent year by giving to the other not less than twelve months notice in writing Provided That any such determination shall be without prejudice to any claim by either party in respect of prior breach by the other of its covenants or obligations

11.	Limitation of Provisions of Deed

11.1 This Deed (other than clause 9.4) shall not bind and shall confer no rights over any land which does not comprise Easement Land (except to the extent that such land is necessary to preserve the line of route) and (save to the extent approval to the laying, installing or mounting of new BRT Apparatus shall have been given prior to the date of any disposal or other dealing by the Grantor) has either :-

11.1.1 ceased to be the Grantor’s Land, or

11.1.2 become subject to a lease or underlease granted by the Grantor for an initial term of 75 or more years and for the purpose of this clause any land in respect of which the Grantor has at any time exercised its powers under clauses 5.2 or 8.2 shall cease to be Easement Land once any BRT Apparatus on it has been relocated

11.2 In relation to land comprised in leases (or underleases) first granted by the Grantor for an initial term of 75 or more years to British Railways Board pursuant to the arrangements contemplated in the Railways Act 1993 the rights granted by this Deed shall be modified so that such land shall not be subject to any right (whether absolute or conditional) for BRT to install additional BRT Installed Ducts or BRT Owned Apparatus

12.	Delegation by Grantor

The Grantor shall be entitled to delegate its powers (including the power to give any approval or consent) under this Deed to any extent and to such person or company as the Grantor may from time to time determine and to retain agents and contractors to perform any of its obligations and to exercise any of its rights and privileges under this Deed on its behalf Provided Always That the Grantor shall give to BRT not less than 7 days prior written notice of such delegation

THE FIRST SCHEDULE: BRT’s Property

Leasehold Premises situate and known as :

Site Name	Address
Dringhouses	Moor Grove Dringhouses York North Yorkshire

East Croydon	Croydon Telecom Centre 10 Landsdown Road Croydon Surrey

Erdington	Off Wesley Road Erdington Birmingham

Farington	Bee Lane Farington Preston

Haringay	Dagmar Road Haringay London Borough of Hackney

Haslemere	Weydown Road Haslemere Surrey

Honiton	Churchill Honiton Devon

Huntingdon	Off Brampton Road Huntingdon Cambridgeshire

Kenton	Just off the Ridgeway Kenton London Borough of Waltham Forest

Levenshulme North	Off Slade Lane Levenshulme North Manchester

Magdalen Road	Station Road Watlington Norfolk

Otford	Otford Junction Otford Kent

Salisbury	Fisherton Street Salisbury Wiltshire

Southminster	Station Approach Southminster Essex

Stechford	Victoria Road Off Station Road Stechford Birmingham

Stowmarket	Prentice Road Stowmarket Station Stowmarket Suffolk

Swansea	Malphant Morfa Road Swansea SA1 2EN

Westhouses	Behind Post Office 1 Alfreton Road Westhouses Derby DE55 5AH

SITES LEASED TO BRT FROM RAILTRACK
1 FARRINGTON CURVE JUNCTION
2 DRINGHOUSES
4 SLADE LANE JUNCTION
5 WEST HOUSES
6 ERDINGTON
7 STECHFORD
8 WATLINGTON
9 STOWMARKET
10 HUNTINGDON
11. HARRINGAY
12 PRIMROSE HILL
13 SWANSEA
14 SOUTHMINSTER
15. OTFORD
16 HASLEMERE
17 SALISBURY
18 HONITON
SITES LEASED TO BRT FROM BRB
19 EAST CROYDON
20 WORKSOP
FREEHOLD SITES TRANSFERRED TO BRT
21. BERWICK
22. CARLISLE
23. LANCASTER
24. CREWE
25. WORCESTER
26 NORWICH
NORTH SEA.
BORDER

Worksop	Worksop Equipment Room Off Gateford Road Worksop Notts

Freehold Premises situate and known as:

Site Name	Address
Berwick	North Road Berwick Upon Tweed Northumberland

Carlisle	Etterby Road Carlisle Cumbria

Crewe	Gresty Road Crewe Cheshire

Lancaster	Wheatfield Street Lancaster Lancashire

Norwich	Long John Hill Norwich Norfolk

Worcester	Midland Road Worcester

THE SECOND SCHEDULE

Enabling provisions for determination of Line Possessions,

Electrical Isolations and Railway Disruption

In relation to Line Possessions, Electrical Isolations and Railway Disruption (whether or not associated with Line Possessions and/or Electrical Isolations) arising from works or activities of BRT or any person claiming under or through it pursuant to exercise by BRT or such person of the Rights:-

1.	Such procedures and arrangements shall apply as the Grantor shall from time to time determine (having regard without limitation to the operation of the Grantor’s railway and railway group standards as amended from time to time and other relevant safety and operating standards) and (for the avoidance of doubt but without limitation) the Grantor shall be entitled to determine that different procedures and arrangements shall apply:-

1.1	in different geographical areas

1.2	in case of emergency (when compared with those to apply in the case of pre-planned works or activities)

1.3	as between different categories of works or activities

2.	Without prejudice to the generality of this the Grantor shall confirm to BRT the grant (or otherwise) of Line Possessions, Electrical Isolations and provision for Railway Disruption within a reasonable period from receipt by the Grantor of a request (complying with such procedures and arrangements) made by BRT, and if granted, to take effect in accordance with such procedures and arrangements

3.	Without prejudice to the generality of this, the Grantor shall consider any application made by BRT, in compliance with such procedures and arrangements, for the grant of any Line Possessions, Electrical Isolation or provision for Railway Disruption and within a reasonable period from receipt of such application shall determine it in accordance with such procedures and arrangements and confirm the grant (or refusal) thereof to BRT in accordance with such procedures and arrangements

THE THIRD SCHEDULE

The Licence to be granted for apparatus in rooms and buildings

The licence shall be in the form annexed hereto and shall be for a maximum term coterminous with this Deed (subject to earlier determination as therein provided) subject to payment of a licence fee to be agreed between the parties or settled by arbitration pursuant to Clause 6.6 of Part 2 of the said licence

LICENCE AGREEMENT

Part 1: Particulars

1. Date of Agreement:

2. The Licensor:	RAILTRACK PLC (Company Registration No.2904587) whose registered office is situate at 40 Bernard Street London WC1N 1BY

3. The Licensee:	BR TELECOMMUNICATIONS LIMITED whose registered office is situate at Euston House 24 Eversholt Street London NW1 1ZE

4. The Authorised Purpose:	use for telecommunications purposes in conjunction with the operation of a telecommunication system (as defined in Section 4 of the Telecommunications Act 1984) and for the purposes of the Easement

5. The Easement:	the Deed of Grant of Easements dated [ ] made between the Licensor and the Licensee

6. Group Company:	any company which for the time being is a member of the same group of companies (within the meaning given to that expression in s.42 Landlord and Tenant Act 1954) as the Licensee

7. The Licence Fee:	£[ ] per calendar [month] [year] plus Value Added Tax inclusive of all outgoings including general and water rates subject to review as provided in Clause 6 of Part 2 hereof

8. The Premises:	that part of the Property shown [edged red] on the plan annexed hereto

9. The Property:	[ ]

10. Review Date:	the dates on which the Licence Fee is to be reviewed in accordance with Clause 6 of Part 2 hereof being every fifth anniversary of the date hereof

Part 2 : Agreement

IT IS HEREBY AGREED between the parties as follows:

1.	Licence to use the Premises

1.1 The Licensor hereby grants to the Licensee licence to use the Premises for the Authorised Purpose (provided that there shall be no right to exclusive occupation)

1.2 This Licence, and the use of the Premises by the Licensee shall not create a tenancy or other such interest in the Premises and the Licensee hereby confirms the same

2.	Term of Licence

2.1 The licence so granted shall continue until determined by either party giving to the other not less than three months written notice of determination as specified in Clauses 2.2, 2.3 and 2.4

2.2 In the event that the Easement is wholly determined either party may determine this Licence by giving not less than three months written notice to the other such notice to expire on or at any time after the effective date of determination of the Easement

2.3 The Licensee may determine this Licence at any Review Date or within three months after the Licence Fee shall have been settled or determined on review by giving not less than one months’ notice to the Licensor

2.4 Either party may, without prejudice to the provisions of Clauses 2.2 and 2.3, determine this Licence by giving not less than twelve months’ written notice to the other

2.5 Forthwith upon the giving or the receipt by the Licensee of the notice of determination (or if a period prior to determination shall be specified in the notice, on the expiration of such period) the Licensee shall deliver up to the Licensor the Premises with vacant possession and in a state and condition consistent with the Licensee’s obligations in respect of the Premises herein contained

3.	Licence Fee and Outgoings

3.1 During the continuance of this Licence the Licensee shall pay to the Licensor the Licence Fee at the rate specified in the Particulars subject to review as herein provided

3.2 The Licence Fee shall be payable [monthly] [annually] in arrear at the end of each calendar [month] [year] during which this Licence shall continue

3.3 If this Licence shall be determined otherwise than at the end of a calendar [month] [year] the Licensee shall pay to the Licensor on the day of its determination all arrears of the Licence Fee which shall have accrued up to and including the day of determination

3.4 The Licensee shall pay to the Licensor on demand interest at two per cent above the Royal Bank of Scotland base rate for the time being on any sum due hereunder but remaining unpaid for 60 days after becoming due from the date of becoming due to the date of payment calculated on a day to day basis.

3.5 Value Added Tax

3.5.1 Where any taxable supply for VAT purposes is made under or in connection with this Licence by one party to the other the payer shall, in addition to any payment required for that supply, pay such VAT as is chargeable in respect of it.

3.5.2 Where under this Licence, one party has agreed to reimburse or indemnify the other in respect of any payment made or cost incurred by the other then the first party shall also reimburse any VAT paid by the other which forms part of its payment made or cost incurred to the extent that such VAT is not available for credit for the other, or for any person with which the indemnified party is treated as a member of a group for VAT purposes, under Sections 25 and 26 of the Value Added Tax Act 1994.

4.	Obligations in respect of the Premises

4.1 This Licence shall be personal to the Licensee and accordingly the Licensee shall not assign grant sub-licences part with or share possession or occupation of or otherwise dispose of the Premises or any part of the Premises or the Licensee’s rights under this Licence other than to or with a Group Company Provided That the grant by the Licensee to a third party of rights to use any telecommunications apparatus installed by the Licensee in or on the Premises on the terms otherwise consistent with this Licence shall be deemed not to be a breach of this Clause

4.2 The Licensee shall maintain the Premises in no worse state and condition of repair than it is in at the date of this Licence and shall keep the same clean and tidy

4.3 The Licensee shall use the Premises only for the Authorised Purpose

4.4 The Licensee shall not make any material alterations or additions to the Premises without the consent of the Licensor which the Licensor shall not unreasonably withhold or delay

4.5 The Licensee shall not in occupying or using the Premises licence do or permit anything to be done which shall be inconsistent with or cause the Licensor to be in breach of the Licensor’s obligations in relation to the Property (to the extent that the Licensor has previously notified the Licensee of such obligations) and the Licensee shall indemnify and keep indemnified the Licensor against the breach non-observance or non-performance of the Licensee’s obligations under this sub-clause

5.	Arrears

If any instalment of the Licence Fee shall remain unpaid for 60 days after becoming due (whether formally demanded or not) or if the Licensee shall be in breach of any of its obligations herein contained and shall fail to rectify such breach within 60 days of being requested so to do the Licensor may forthwith revoke this Licence by notice in writing to the Licensee to that effect but without prejudice to the accrued rights of either party hereunder.

6.	Review of Licence Fee

6.1.1	“Licence Fee Review Period” means one of the respective periods of five years commencing on the day of One thousand nine hundred and every fifth anniversary thereof or such shorter period as terminates at the expiration of the term hereby granted

6.1.2	“Notice of Review” means a notice in writing served by the Licensor on the Licensee or by the Licensee on the Licensor (as the case may be) pursuant to sub-clause 6.2

6.1.3	“Licence Fee Review Date” means the date of commencement of an Licence Fee Review Period

6.1.4	“Relevant Licence Fee Review Date” means the date in the Licence Fee Review Period specified in a notice served pursuant to sub-clause 6.2

6.1.5	“Open Market Licence Fee” means the higher of the Licence Fee payable immediately prior to the Licence Fee Review Date or the yearly fee for which the Premises might reasonably be expected to be licensed on the open market on the relevant Licence Fee Review Date by a willing landowner to a willing user with vacant possession without taking a premium and:-

(a)	For a term equal to the then unexpired residue of the term hereby granted

(b)	Otherwise upon the terms and conditions contained in this Licence save and except the amount of Licence Fee (but including provisions for review herein contained)

(c)	On the following assumptions :-

i)	that the Licensee has complied with all of the covenants and obligations on its part contained in this Licence

ii)	that the Premises are fit for immediate occupation and ready for use by the Licensee for the purposes authorised by this Licence

iii)	that if the Premises or any part thereof shall have been destroyed or damaged the same has at the Relevant Licence Fee Review Date been fully reinstated and restored to its state and condition immediately before the catastrophe

6.2.1	If at any time during the last twelve months of any Licence Fee Review Period the Licensor shall serve on the Licensee not less than three months notice in writing of its desire to review the Licence Fee payable hereunder with effect from the next Licence Fee Review Date shall be such yearly Licence Fee as may be the Open Market Licence Fee ascertained in accordance with these provisions

6.2.2	Provided that in the absence of any Notice of Review served by the Licensor the Licensee may at any time during the last six months of a Licence Fee Review Period on not less than three months written notice to the Licensor require the review of such Licence Fee hereunder and on the service of such notice the Licensor shall not be entitled to serve its notice referred to in clause 6.2.1 above and the notice served by the Licensee shall have the same effect as if it were a Notice of Review served by the Licensor under clause 6.2.1

6.3	If the Licensor and the Licensee shall not have agreed in writing the Open Market Licence Fee before the date three months after the relevant Licence Fee Review Date or the date three months after service of the Notice of Review referred to in clause 6.2 (whichever date shall be the later) the Open Market Licence Fee shall be determined by reference by either party to the arbitration of an arbitrator nominated by the President for the time being of the Royal Institution of Chartered Surveyors on the application of either of the Licensor or of the Licensee and the costs of the Licensor and of the Licensee and the costs of the arbitration shall be in the award of the arbitrator whose decision shall be final and binding

6.4	The reference to an award of the arbitrator shall be in accordance with the Arbitration Acts 1950-1979

6.5	Time shall not be of the essence in agreeing or determining the review Licence Fee or of appointing an arbitrator

6.6	The arbitrator shall determine the Open Market Licence Fee in accordance with the provisions of clause 6.1

7.	Impact of the Easement

Save as may be inconsistent with the provisions hereof (which shall for avoidance of doubt take precedence) the panics hereto shall observe and perform the obligations on their respective parts as laid down by the Easement as if the same were repeated herein

8.	Interpretation

8.1 Reference to “this Licence” means the licence hereby granted

8.2 Words and expressions used in the Particulars to this Agreement shall have the, same meanings when used in the remainder of this Agreement and such words and expressions as shall have specific meanings in the Easement shall bear the same meaning as if they were set out herein (save insofar as they conflict with any additional expressions defined herein)

8.3 Words importing the singular meaning shall include the plural meaning and vice versa

AS WITNESS the hands of the parties (or in the case of a company the director or other duly authorised representative of the company) the day and year first before written

SIGNATURE of the Licensor

SIGNATURE of the Licensee

EXECUTED (but not delivered until the date hereof) as a Deed by affixing the Common Seal of RAILTRACK PLC in the presence of:-

Director	[SEAL]

RAILTRACK PLC SEAL REGISTER No: 941

Secretary

EXECUTED (but not delivered until the date hereof) as a Deed by affixing the Common Seal of BR TELECOMMUNICATIONS LIMITED in the presence of:-

Director	[SEAL]

Secretary

IN THE CENTRAL LONDON COUNTY COURT	Case No.

IN THE MATTER OF:	The Landlord and Tenant Act 1954 as amended by Section 5 of the Law of Property Act 1969

AND IN THE MATTER OF:	A proposed Deed of Grant in respect of easements and other rights for a term of years over certain property of Railtrack PLC

RAILTRACK PLC

[SEAL]

First Applicant

and

BR TELECOMMUNICATIONS LIMITED

Second Applicant

UPON THE JOINT APPLICATION of the Applicants IT IS ORDERED pursuant to Section 38(4) of the Landlord and Tenant Act 1954 (as amended by Section 5 of the Law of Property Act 1969) that the Applicants be authorised to enter into an agreement to exclude the provisions of Sections 24 to 28 (inclusive) of the Landlord and Tenant Act 1954 in the form of Clause 9.12 to be contained in the Deed of Grant of easements and other rights for a term of years over certain property intended to be granted by the First Applicant to the Second Applicant

Dated this 20th day of March 1995

District Judge

IN THE CENTRAL LONDON COUNTY COURT	Case No.

IN THE MATTER OF:	The Landlord and Tenant Act 1954 as amended by Section 5 of the Law of Property Act 1969

AND IN THE MATTER OF:	A proposed Deed of Grant of easements and other rights for a term of years over certain property of Railtrack PLC

RAILTRACK PLC

First Applicant

and

BR TELECOMMUNICATIONS LIMITED

Second Applicant

ORDER

Bird & Bird

90 Fetter Lane

London EC4A 1JP

Solicitors for the

Second Applicants